Exhibit 1

Luby's Savings and Investment Plan

Financial Statements
and Supplemental Schedule

December 31, 2003 and 2002

Luby's Savings and Investment Plan

Independent Auditors' Report

To the Plan Administrator
Luby's Savings and Investment Plan
San Antonio, Texas

We have audited the accompanying statements of net assets available for benefits of Luby's Savings and Investment Plan as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America, pursuant to the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the net assets available for benefits of Luby's Savings and Investment Plan as of December 31, 2003 and 2002, and the changes in its net assets available for benefits for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/Padgett, Stratemann, & Co., L.L.P.

Certified Public Accountants
April 16, 2004

Luby's Savings and Investment Plan

Statements of Net Assets Available for Benefits

December 31, 2003 and 2002

Assets	2003	2002

Investments - at fair value	$9,883,788	$8,619,988

Receivables:
Participant contributions	55,292	74,365
Employer contributions	10,109	12,784

Total receivables	65,401	87,149

Net assets available for benefits	$9,949,189	$8,707,137

Notes to financial statements form an integral part of these statements.

Luby's Savings and Investment Plan

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2003

Additions to net assets attributed to:
Investment income:
Interest and dividends	$37,543
Net appreciation in fair value of investments	1,676,148

Total investment income	1,713,691

Contributions:
Participants	1,331,552
Employer	229,927

Total additions	3,275,170

Deductions from net assets attributed to:
Benefits to participants	(2,029,355)
Administrative expenses	(3,763)

Total deductions	(2,033,118)

Net increase	1,242,052

Net assets available for benefits at beginning of year	8,707,137

Net assets available for benefits at end of year	$9,949,189

Notes to financial statements form an integral part of these statements.

Luby's Savings and Investment Plan

Notes to Financial Statements

1.  Description of Plan

The following brief description of Luby's Savings and Investment Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General

The Plan, which was effective on March 1, 1997, is a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code ("IRC"). Employees of Luby's, Inc. (the "Company") and Luby's Restaurants Limited Partnership who complete one year of service, which is defined as 1,000 hours, and have attained age 21 are eligible to participate in the Plan on the next January 1, April 1, July 1, or October 1. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

Contributions and Investment Options

Participants may contribute an amount not less than 1% and not more than 15% of their compensation, limited by 401(k) regulations. Effective January 1, 2001, the Plan was amended to allow for matching Company contributions. The Company matches 25% of up to 4% of the participant's compensation. Compensation is subject to certain limitations imposed by the IRC. Participants direct the investment of all contributions into various investment options offered by the Plan. The Plan currently offers five collective funds, four mutual funds, and one common stock fund.

Participant Accounts

Each participant's account is credited with the participant's contribution, the Company's matching contributions, and allocations of Plan earnings. Each account is in turn charged with an allocation of any applicable participant expenses. According to the Plan, forfeited balances of nonvested terminated participants are first used to restore previously forfeited accounts and then used to reduce Company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

1.  Description of Plan (continued)

Vesting

Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Company matching contributions and actual earnings thereon vest according to the following schedule:

Vested
Completed Years of Active Service	Percentage

Less than two years	0%
Two years but less than three years	25%
Three years but less than four years	50%
Four years but less than five years	75%
Five years or more	100%

Participant Loans

Participants may borrow up to 50% of their account balance within a range minimum of $1,000 and a defined maximum of $50,000, reduced by the highest amount of any loan outstanding within the previous 12 months. Loan terms range up to 5 years for general purpose loans or up to 15 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with prevailing rates as determined quarterly by the Plan administrator. At loan origination, interest rates are set at prime plus 1%. Principal and interest are paid ratably through payroll deductions.

Payment of Benefits

Upon retirement, or in the event of death or disability, a participant will receive a lump-sum payment of his or her account in the Plan and all amounts which have been allocated to his or her Plan account. In the event of termination of employment with the Company for any other reason, the participant is entitled to the vested portion of his or her account in the Plan and all vested amounts which have been allocated to his or her Plan account.

2.  Summary of Significant Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Following is a summary of the Plan's more significant accounting and reporting policies:

Basis of Presentation

The financial statements of the Plan have been prepared on the accrual basis of accounting and present the net assets available for the benefits of the participants and changes in those net assets.

Investments

The Plan's investments are stated at fair value. The fair value of mutual funds and common stock fund is based on quoted market prices on the valuation date. Collective funds are stated at fair value as determined by the issuer based on the fair value of the underlying investments. Participant loans and money market funds are stated at cost, which approximates fair value. Changes in fair market value and gains and losses on the sale of investment securities are reflected in the statement of changes in net assets available for benefits as net depreciation in fair value of investments.

Purchases and sales of securities are recorded on a settlement-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

Expenses

Certain administrative expenses of the Plan are paid by the Company.

3.  Investments

Plan assets in excess of 5% of net assets available for benefits consist of the following:

	December 31,
Description of Investment	2003	2002

AET Income Fund II	$1,860,737	$2,017,948
AET Medium-Term Horizon Fund	1,293,664	1,206,576
AET Long-Term Horizon Fund	1,441,595	1,266,763
AET Equity Index Fund II	1,224,487	1,012,172
Baron Asset Fund	1,445,460	1,163,506
Janus Overseas Fund	743,090	554,723
Luby's, Inc. Pooled Stock Fund	900,295	455,331
Participant loans	385,997	465,386

During 2003, the Plan's investments (including gains and losses on investments purchased, sold, and held during the year) appreciated in value by $1,676,148 as follows:

Collective funds	$866,475
Mutual funds	554,922
Common stock fund	254,751

$1,676,148

4.  Concentration of Credit Risk

The Plan provides for various investments in collective funds, mutual funds, common stock fund, and short-term investments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits and participant account balances.

5.  Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated September 17, 2002 that the Plan is designed in accordance with applicable provisions of the IRC. Subsequent to the issuance of the determination letter, the Plan was amended. The Plan administrator and the Plan's tax counsel believe the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC.

6.  Benefits Payable to Terminated Employees

For the years ended December 31, 2003 and 2002, there were no withdrawing participants in the Plan entitled to aggregate vested benefits for benefit claims that had been processed and approved for payment prior to December 31, 2003 and 2002 but not yet paid as of that date.

7.  Termination of the Plan

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

Supplemental Schedule

Independent Auditors' Report on Supplemental Schedule

To the Plan Administrator
Luby's Savings and Investment Plan
San Antonio, Texas

Our audit of the 2003 financial statements was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Luby's Savings and Investment Plan is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/Padgett, Stratemann, & Co., L.L.P.

Certified Public Accountants
April 16, 2004

Luby's Savings and Investment Plan

Schedule H, Part IV(i) - Schedule of Assets Held for Investment Purposes

EIN: 74-1335253

Plan No.: 003

December 31, 2003

(a)	(b)	(c)	(d)	(e)

		Description of
		Investment Including
	Identity of Issuer,	Maturity Date, Rate of
	Borrower, Lessor,	Interest, Collateral,		Current
	or Similar Party	Par, or Maturity Date		Value

	AET Income Fund II*	Collective Fund		$1,860,737

	AET Medium-Term Horizon Fund*	Collective Fund		1,293,664

	AET Long-Term Horizon Fund*	Collective Fund		1,441,595

	AET Equity Index Fund II*	Collective Fund		1,224,487

	Baron Asset Fund	Mutual Fund		1,445,460

	Janus Overseas Fund	Mutual Fund		743,090

	Luby's, Inc. Pooled Stock Fund*	Common stock,
		443,495 shares		900,295

	AXP Selective Fund*	Mutual Fund		188,248

	AXP New Dimensions Fund*	Mutual Fund		245,487

	AET Short-Term Horizon Fund*	Collective Fund		154,061

	AET Money Market III*	Principal cash		667

	Participant loans*	Interest accrued at prime rate
		plus 1.0%, varying maturity
		dates, 5.0%-10.5% charged
		during 2003		385,997

				$9,883,788

*Denotes party-in-interest